Filed Pursuant to Rule 433

Registration No. 333-199594

August 9, 2017

Pricing Term Sheet

$2,000,000,000

The Procter & Gamble Company

$1,250,000,000 2.150% Notes due 2022

$750,000,000 2.850% Notes due 2027

2.150% Notes due 2022

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$1,250,000,000

Maturity Date:	August 11, 2022

Coupon (Interest Rate):	2.150%

Price to Public (Issue Price):	99.854% of principal amount

Yield to Maturity:	2.181%

Spread to Benchmark Treasury:	+ 38 basis points

Benchmark Treasury:	1.875% UST due July 31, 2022

Benchmark Treasury Yield:	1.801%

Interest Payment Dates:	February 11 and August 11, commencing February 11, 2018

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 7.5 basis points

Trade Date:	August 9, 2017

Settlement Date:	August 11, 2017 (T+2)

CUSIP Number:	742718EU9

ISIN Number:	US742718EU91

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Senior Co-Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
BBVA Securities Inc.
ING Financial Markets LLC
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

2.850% Notes due 2027

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$750,000,000

Maturity Date:	August 11, 2027

Coupon (Interest Rate):	2.850%

Price to Public (Issue Price):	99.793% of principal amount

Yield to Maturity:	2.874%

Spread to Benchmark Treasury:	+ 63 basis points

Benchmark Treasury:	2.375% UST due May 15, 2027

Benchmark Treasury Yield:	2.244%

Interest Payment Dates:	February 11 and August 11, commencing February 11, 2018

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	August 9, 2017

Settlement Date:	August 11, 2017 (T+2)

CUSIP Number:	742718EV7

ISIN Number:	US742718EV74

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Senior Co-Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
BBVA Securities Inc.
ING Financial Markets LLC
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Note:    A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 and J.P. Morgan Securities LLC collect at 1-212-834-4533.

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